                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                ----------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
      PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 10 )(1)
                                             ---

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Series C Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  887 364 30 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]    Rule 13d-1(b)

                 [ ]    Rule 13d-1(c)

                 [X]    Rule 13d-1(d)






--------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 23 Pages

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 2 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gwendolyn Garland Babcock

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               0
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,769,906

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               0
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,769,906

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,769,906
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.3%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 3 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Bruce Chandler

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               0
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,757,246

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               0
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,757,246

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.3%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 4 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          William Stinehart, Jr.

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               0
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,757,246

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               0
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,757,246

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.3%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 5 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Camilla Chandler Frost

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               57,264
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,757,246

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               57,264
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,757,246

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,814,510
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.5%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 6 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Douglas Goodan

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               0
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,757,246

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               0
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,757,246

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.3%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 7 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Judy C. Webb

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               0
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,757,246

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               0
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,757,246

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.3%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 8 of 23 Pages
--------------------------                         -----------------------------

--------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warren B. Williamson

--------------------------------------------------------------------------------
  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
          N/A
--------------------------------------------------------------------------------
  3.      SEC USE ONLY


--------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.

--------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER

                               0
      NUMBER OF
                       ---------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER

    BENEFICIALLY               20,757,246

      OWNED BY         ---------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER
        EACH
                               0
      REPORTING
                       ---------------------------------------------------------
       PERSON
                        8.     SHARED DISPOSITIVE POWER
        WITH
                               20,757,246

--------------------------------------------------------------------------------
  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
--------------------------------------------------------------------------------
 10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
          CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
 11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          82.3%
--------------------------------------------------------------------------------
 12.      TYPE OF REPORTING PERSON*

          00 (Trustee)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 9 of 23 Pages
--------------------------                         -----------------------------

Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

         (c)      Citizenship:

                  Ms. Babcock is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,769,906

         (b)      Percent of Class:

                  Approximately 82.3%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Ms. Babcock has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,769,906 shares, (iii) sole power to dispose or direct the

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 10 of 23 Pages
--------------------------                         -----------------------------



         disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,769,906 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 11 of 23 Pages
--------------------------                         -----------------------------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Bruce Chandler, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

         (c)      Citizenship:

                  Mr. Chandler is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 82.3%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Mr. Chandler has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct the

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 12 of 23 Pages
--------------------------                         -----------------------------


         disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 13 of 23 Pages
--------------------------                         -----------------------------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is William Stinehart, Jr., an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Stinehart is Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067.

         (c)      Citizenship:

                  Mr. Stinehart is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 82.3%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Mr. Stinehart has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct the

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 14 of 23 Pages
--------------------------                         -----------------------------


         disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 15 of 23 Pages
--------------------------                         -----------------------------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

         (b)      Principal Business Address:

                  The principal business address of Ms. Frost is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Citizenship:

                  Ms. Frost is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,814,510

         (b)      Percent of Class:

                  Approximately 82.5%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Ms. Frost has (i) sole power to vote or to direct the vote of 57,264 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 16 of 23 Pages
--------------------------                         -----------------------------


         the disposition of 57,264 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 17 of 23 Pages
--------------------------                         -----------------------------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Douglas Goodan, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

         (c)      Citizenship:

                  Mr. Goodan is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 82.3%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Mr. Goodan has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct the

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 18 of 23 Pages
--------------------------                         -----------------------------


         disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 19 of 23 Pages
--------------------------                         -----------------------------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Judy C. Webb, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

         (c)      Citizenship:

                  Ms. Webb is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 82.3%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Ms. Webb has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct the

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 20 of 23 Pages
--------------------------                         -----------------------------


         disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 21 of 23 Pages
--------------------------                         -----------------------------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Warren B. Williamson, an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Citizenship:

                  Mr. Williamson is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b) or (c).

         Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 82.3%, based on 25,227,789 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1998.

         (c)      Voting and Dispositive Power:

                  Mr. Williamson has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 22 of 23 Pages
--------------------------                         -----------------------------


         the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

--------------------------                         -----------------------------
 CUSIP No. 887364 30 5               13G            Page 23 of 23 Pages
--------------------------                         -----------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


/s/ Gwendolyn Garland Babcock                        February 8, 1999
-----------------------------------
    Gwendolyn Garland Babcock


/s/ Bruce Chandler                                   February 8, 1999
-----------------------------------
    Bruce Chandler


/s/ William Stinehart, Jr.                           February 8, 1999
-----------------------------------
    William Stinehart, Jr.


/s/ Camilla Chandler Frost                           February 8, 1999
-----------------------------------
    Camilla Chandler Frost


/s/ Douglas Goodan                                   February 8, 1999
-----------------------------------
    Douglas Goodan


/s/ Judy C. Webb                                     February 8, 1999
-----------------------------------
    Judy C. Webb


/s/ Warren B. Williamson                             February 8, 1999
-----------------------------------
    Warren B. Williamson